EXHIBIT 99.1

Repros Initiates Two Head to Head Studies of Androxal(R) Versus the Leading Topical Testosterone Gel

  Studies designed to compare performance of Androxal to testosterone (T) replacement in restoring and maintaining normal testicular function
  Anticipated to expand Androxal label and thereby increase commercial potential
  Identical studies to be conducted at 23 US clinical sites
  Topline results expected by October 2014
  Study completion not expected to affect filing date for the NDA in Q4 2014

THE WOODLANDS, Texas, Jan. 8, 2014 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it has initiated two clinical studies comparing Androxal to the leading US testosterone replacement therapy. Investigational Review Board approval has already been obtained for several of the study sites and an investigator meeting and shipment of drug is scheduled for next week. Several sites have begun pre-screening subjects. The FDA has previously indicated that head to head studies could be conducted against approved testosterone products to establish claims for labeling purposes with the proviso that Androxal must show superiority to the testosterone product for any specific claims to be made.

The Company has decided to conduct two identical studies. Each study will enroll 120 men, 40 each into three parallel arms: Androxal, approved topical gel and placebo. All three arms will be blinded and "double dummied", meaning men will receive both an active dose and a placebo mimicking the other active. Men on placebo will receive two placebos, one for each active. The studies will be of 17 week duration, consisting of 16 weeks of dosing and 1 week of follow-up.

Men (≤60 years of age) enrolled in the study must exhibit sperm counts in the normal range at baseline ( > 15 million/mL) on two separate days separated by at least two days. Men also must exhibit morning testosterones of < 300 ng/dL on two separate days to be eligible to enter the study.

The primary endpoint of the study is the comparison of Androxal to the topical gel from the perspective of normalizing testicular function. As such, men must exhibit 24 hour average testosterone levels in the normal range (300-1040 ng/dL), and an average of two sperm counts at the end of the study must remain above the lower bound of the 95% confidence interval for normal male fertility (15 million/mL). Based on results from previous Repros studies, the Company believes the two trials are suitably powered (90% power, alpha=0.05) to demonstrate the key difference between restoration of normal testicular function with Androxal versus the T replacement-induced suppression of male reproductive organ activity.

Additional efficacy and safety comparisons will also be made. These include excursions of testosterone outside of the normal range as well as regression of testosterone levels after the administration of the study drug is stopped. Safety assessments will include impact on hematocrit, an important cardiovascular safety marker.

The 23 clinical sites are located in the following states and cities:

Alabama:	Birmingham, Mobile
Florida:	Jacksonville
Illinois:	Evanston
Kentucky:	Lexington
Louisiana:	New Orleans
New York:	Albany, Garden City, NYC-Manhattan, Rochester
North Carolina:	Raleigh
Ohio:	Beachwood
Oregon:	Medford
Rhode Island:	Warwick
Tennessee:	Nashville
Texas:	Houston, Hurst, Webster
Utah:	Riverton
Virginia:	Norfolk
Washington:	Seattle

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to planned clinical studies and the timing and nature of the results thereof, the impact of the studies on the Androxal label and the commercial potential of Androxal and the timing of the Company's expected filing of an NDA for Androxal. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com